UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 25, 2014

Wayne Savings Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-23433	31-1557791
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

151 N. Market Street, Wooster, Ohio		44691
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(330) 264-5767

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Directors

(b) The Board of Directors of Wayne Savings Bancshares, Inc. (the “Company”), at its meeting on November 25, 2014, accepted the resignation of Rod C. Steiger as a director of the Company and its wholly-owned subsidiary Wayne Savings Community Bank (the “Bank”) effective December 31, 2014. Mr. Steiger did not have any disagreements with the Company or the Bank and resigned due to his retirement from the Company and the Bank also effective December 31, 2014.

(d)(1) On November 25, 2014, the Board increased the size of the board from seven to eight directors and appointed H. Stewart Fitz Gibbon III as a director. Mr. Fitz Gibbon was appointed to the class of directors whose term expires in 2015. Upon the retirement of Mr. Steiger, the size of the board will be decreased from eight to seven directors.

(d)(2) There was no arrangement or understanding between Mr. Fitz Gibbon and any other persons pursuant to which such individuals were selected as a director.

(d)(3) Mr. Fitz Gibbon has been appointed to the Executive Committee of the Board of Directors.

(d)(4) None.

(d)(5) None.

(e) On November 25, 2014, the Board also approved a new employment agreement for Mr. Fitz Gibbon in his role as President and CEO of the Company and the Bank, effective November 3, 2014. A copy of the employment agreement is included as an exhibit to this Form 8-K Current Report.

ITEM 9.01 Financial Statements and Exhibits

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits.

Exhibit No.	Description
10.2	November 3, 2014 Employment Agreement of H. Stewart Fitz Gibbon III

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WAYNE SAVINGS BANCSHARES, INC.

Date: November 26, 2014	By:	/s/ H. Stewart Fitz Gibbon III
H. Stewart Fitz Gibbon III
President and Chief Executive Officer